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                                                                      EXHIBIT 12


         THE PEOPLES GAS LIGHT AND COKE COMPANY AND SUBSIDIARY COMPANIES

        STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)


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                                                                      Fiscal years ended September 30,
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                                                       1995           1994           1993          1992           1991
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
Net Income Before Preferred
   Stock Dividends                                  $ 53,666       $ 63,825       $ 64,355       $ 58,946       $ 61,763

Add -- Income Taxes                                   28,164         30,429         32,951         29,051         31,698
     Fixed Charges (see below)                        46,586         41,352         37,931         40,347         41,908
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Earnings                                            $128,416       $135,606       $135,237       $128,344       $135,369
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Fixed Charges:
   Interest on Long-Term Debt                        $39,758      $  38,029      $  34,907      $  36,026      $  36,863
   Interest on Interim Loans                              64            896            596             59             77
   Other Interest                                      6,015          1,738          1,812          3,595          4,252
   Amortization of Debt Discount
     and Expense                                         749            689            616            667            716
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           Total Fixed Charges                       $46,586      $  41,352      $  37,931      $  40,347      $  41,908
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Ratio of Earnings to Fixed Charges                      2.76           3.28           3.57           3.18           3.23
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